Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FIRST QUARTER 2023
RUSTON, Louisiana (April 26, 2023) - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $24.3 million, or $0.79 diluted earnings per share for the quarter ended March 31, 2023, compared to net income of $29.5 million, or $0.95 diluted earnings per share, for the quarter ended December 31, 2022, and compared to net income of $20.7 million, or $0.87 diluted earnings per share for the quarter ended March 31, 2022. Adjusted pre-tax, pre-provision ("adjusted PTPP")(1) earnings were $36.6 million, for the quarter ended March 31, 2023.
“We manage this company for long-term success, and we are confident in both the strength of this company and the experience of our management team to continue to deliver meaningful value to our employees, customers, communities and shareholders,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Just as we have in the past, we are in a position to take advantage of the opportunities presented during these times.”
(1) Adjusted PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its comparable GAAP measure.
Financial Highlights
•Total loans held for investment ("LHFI"), excluding mortgage warehouse lines of credit, were $7.04 billion at March 31, 2023, reflecting an increase of $233.1 million, or 3.4%, compared to December 31, 2022.
•Total deposits were $8.17 billion at March 31, 2023, reflecting an increase of $398.6 million, or 5.1%, compared to December 31, 2022.
•Book value per common share was $32.25 at March 31, 2023, reflecting an increase of $1.35, or 4.4%, compared to the linked quarter, and an increase of $3.75, or 13.2%, compared to March 31, 2022. Tangible book value per common share(1) was $26.53 at March 31, 2023, reflecting an increase of $1.44, or 5.7%, compared to the linked quarter, and an increase of $0.16, or 0.6%, compared to March 31, 2022.
•Total nonperforming LHFI to total LHFI was 0.23% at March 31, 2023, compared to 0.14% at December 31, 2022, and 0.41% at March 31, 2022. The allowance for loan credit losses ("ALCL") to nonperforming LHFI was 538.75% at March 31, 2023, compared to 876.87% and 293.53% at December 31, 2022, and March 31, 2022, respectively.
•At March 31, 2023, and December 31, 2022, Company level common equity Tier 1 capital to risk-weighted assets was 11.08%, and 10.93%, respectively, the Tier 1 leverage ratio was 9.79% and 9.66%, respectively, and the total capital ratio was 14.30% and 14.23%, respectively. Tangible common equity to tangible assets(1) was 8.02% at March 31, 2023, compared to 8.11% at December 31, 2022, and 7.77% at March 31, 2022.
•LHFI, excluding mortgage warehouse lines of credit, to deposits was 86.1% at March 31, 2023, compared to 87.5% at December 31, 2022, and 69.3% at March 31, 2022. Cash and liquid securities as a percentage of total assets was 14.3% at March 31, 2023, compared to 12.1% and 23.0% at December 31, 2022, and March 31, 2022, respectively.
(1) Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures, please see the last few pages of this document for a reconciliation of these alternative financial measures to their comparable GAAP measures.

Results of Operations for the Three Months Ended March 31, 2023
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended March 31, 2023, was $77.1 million, a decrease of $7.6 million, or 9.0%, compared to the linked quarter, due to a $16.4 million increase in total interest expense, partially offset by an $8.8 million increase in interest income. Increases in interest rates increased our total deposit interest expense and FHLB advances and other borrowings interest expense by $12.9 million and $2.4 million, respectively. Offsetting this increase in deposit interest expense, was a $5.2 million increase in interest income earned on total LHFI due to rate increases, during the current quarter compared to the linked quarter. Increases in interest rates drove a $5.7 million increase in total interest income, while increases in average interest-earning asset balances drove a $3.1 million increase in total interest income.
The net purchase accounting accretion declined to $1.7 million, a decrease of $194,000, for the three months ended March 31, 2023, compared to the three months ended December 31, 2022. The table below presents the estimated loan and deposit accretion and subordinated indebtedness amortization resulting from merger purchase accounting adjustments for the periods shown.

	Loan Accretion Income	Deposit Accretion Income	Subordinated Indebtedness Amortization Expense	Total Impact to Net Interest Income
3Q2022	$1,187	$238	$(10)	$1,415
4Q2022	1,653	259	(15)	1,897
1Q2023	1,617	101	(15)	1,703
Total actual realized net purchase accounting accretion	$4,457	$598	$(40)	$5,015

Remaining 2023	$406	$108	$(47)	$467
Thereafter	223	23	(706)	(460)
Total remaining net purchase accounting accretion at March 31, 2023	$629	$131	$(753)	$7
The Federal Reserve Board sets various benchmark rates, including the Federal Funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. In early 2020, the Federal Reserve lowered the target rate range to 0.00% to 0.25%. These rates remained in effect throughout all of 2021. On March 17, 2022, the target rate range was increased to 0.25% to 0.50%, then subsequently increased six more times during 2022 and two more times during 2023, with the most recent and current Federal Funds target rate range being set on March 2, 2023, at 4.75% to 5.00%. By March 31, 2023, the Federal Funds target rate range had increased 450 basis points from March 17, 2022, and in order to remain competitive as market interest rates increased, interest rates paid on deposits have also increased.
The average rate on interest-bearing deposits increased to 2.49% for the quarter ended March 31, 2023, compared to 1.54% for the quarter ended December 31, 2022, and average interest-bearing deposit balances increased to $5.63 billion from $5.12 billion for the linked quarter. Average balances in savings and interest-bearing transaction accounts increased $285.5 million compared to the linked period, while average time deposit balance increased $223.4 million compared to the three months ended December 31, 2022. Offsetting these increases was a decline of $201.1 million in average noninterest-bearing deposit balances.
The average rate on FHLB advances and other borrowings increased to 5.21% for the quarter ended March 31, 2023, compared to 3.02% for the linked quarter. Additionally, the yield on LHFI was 6.03% and 5.63% for the quarter ended March 31, 2023, and December 31, 2022, respectively, and average LHFI balances increased to $7.15 billion for the quarter ended March 31, 2023, compared to $6.97 billion for the linked quarter. The yield on LHFI, excluding the purchase accounting accretion, was 5.94% for the quarter ended March 31, 2023, compared to 5.53% for the linked quarter.
The Company made a strategic decision to borrow approximately $700.0 million and hold excess cash for contingency liquidity for the majority of the month ended March 31, 2023. This excess liquidity was held at a weighted-average rate of 5.03% and added $1.9 million in interest expense for the quarter ended March 31, 2023, which negatively impacted the fully tax-equivalent net interest margin ("NIM") by six basis points.

The fully tax-equivalent NIM was impacted by margin compression as rates on interest-bearing liabilities rose faster than yields on interest-earning assets during the current quarter. We typically lag market deposit rate increases. The fully tax-equivalent NIM was 3.44% for the quarter ended March 31, 2023, a 37 basis point decrease and a 58 basis point increase compared to the linked quarter and the prior year quarter, respectively. The yield earned on interest-earning assets for the quarter ended March 31, 2023, was 5.31%, an increase of 35 and 218 basis points compared to the linked quarter and the prior year quarter, respectively. The average rate paid on total deposits for the quarter ended March 31, 2023, was 1.75%, representing a 73 and a 158 basis point increase compared to the linked quarter and the prior year quarter. The average rate paid on FHLB and other borrowings also increased to 5.21%, reflecting a 219 and 354 basis point increase compared to the linked quarter and prior year quarter, respectively. The net increase in accretion income due to the BTH merger increased the fully tax-equivalent NIM by approximately eight basis points for both the current quarter and the linked quarter.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			$ Change	% Change
(Dollars in thousands, unaudited)	March 31, 2023	December 31, 2022	March 31, 2022	Linked Quarter	Linked Quarter
Past due LHFI	$11,498	$10,932	$21,753	$566	5.2%
ALCL	92,008	87,161	62,173	4,847	5.6
Classified loans	86,170	74,203	70,379	11,967	16.1
Total nonperforming LHFI	17,078	9,940	21,181	7,138	71.8
Provision for credit losses	6,197	4,624	(327)	1,573	34.0
Net charge-offs	1,311	180	1,754	1,131	628.3
Credit quality ratios(1):
ALCL to nonperforming LHFI	538.75%	876.87%	293.53%	N/A	-33812 bp
ALCL to total LHFI	1.25	1.23	1.20	N/A	2 bp
ALCL to total LHFI, adjusted(2)	1.30	1.28	1.33	N/A	2 bp
Nonperforming LHFI to LHFI	0.23	0.14	0.41	N/A	9 bp
Net charge-offs to total average LHFI (annualized)	0.07	0.01	0.14	N/A	6 bp
___________________________
(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated at March 31, 2023, and December 31, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL, and PPP loans are fully guaranteed by the SBA.
The Company recorded a credit loss provision of $6.2 million during the quarter ended March 31, 2023, compared to $4.6 million recorded during the linked quarter. The increase is primarily due to additional loan growth of $285.8 million during the current quarter.
The ALCL to nonperforming LHFI decreased to 538.8% at March 31, 2023, compared to 876.9% at December 31, 2022, driven by an increase of $7.1 million in the Company’s nonperforming LHFI, offset by an increase of $4.8 million in the ALCL for the quarter. The increase in nonperforming LHFI at March 31, 2023, compared to the linked quarter is primarily due to six loan relationships, five of which were acquired relationships. Quarterly net charge-offs increased to $1.3 million from $180,000 for the linked quarter, primarily due to a $1.9 million recovery on a commercial and industrial loan during the linked quarter, with no such recovery during the current quarter. Net charge-offs to total average LHFI (annualized) increased to 0.07% for the quarter ending March 31, 2023, compared to 0.01% for the linked quarter. Classified loans increased $12.0 million at March 31, 2023, compared to the linked quarter, and represented 1.17% of LHFI, at March 31, 2023, compared to 1.05% at December 31, 2022. The ALCL to total LHFI increased to 1.25% at March 31, 2023, compared to 1.23% at December 31, 2022.
Noninterest Income
Noninterest income for the quarter ended March 31, 2023, was $16.4 million, an increase of $3.0 million, or 22.0%, from the linked quarter. The increase from the linked quarter was primarily driven by increases of $2.0 million and $580,000 on the insurance commission and fee income and mortgage banking revenue, respectively.

The increase in insurance commission and fee income was primarily driven by the increase in annual contingency fee income recognized in the first quarter.
The increase in mortgage banking revenue was primarily due to a stronger production pipeline during the current quarter, compared to the quarter ended December 31, 2022.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2023, was $56.8 million, a decrease of $494,000 compared to the linked quarter. The decrease from the linked quarter was primarily due to a $1.2 million decrease in merger-related expense, partially offset by an increase of $640,000 in occupancy and equipment, net.
Merger-related expenses declined $1.2 million compared to the quarter ended December 31, 2022, primarily due to expenses associated with the BTH merger incurred during the linked quarter, with no merger expenses incurred during the current quarter.
Occupancy and equipment, net expense increased $640,000 during the current quarter compared to the linked quarter, primarily due to the planned addition of one new banking location and one mortgage production office during the current quarter. Additionally, higher property taxes drove an increase of $182,000 and ATM maintenance expense increased $118,000 during the current quarter compared to the linked quarter.
Income Taxes
The effective tax rate was 20.5% during the quarter ended March 31, 2023, compared to 18.8% during the linked quarter and 20.4% during the quarter ended March 31, 2022. The effective tax rate for the current quarter was higher due to increased state tax compared to the linked quarter.
Financial Condition
Total Assets
•Total assets exceeded $10.00 billion at March 31, 2023, primarily due to the additional temporary cash added in March 2023, as noted above.
Loans
•Total LHFI at March 31, 2023, were $7.38 billion, an increase of $285.8 million, or 4.0%, from $7.09 billion at December 31, 2022, and an increase of $2.18 billion, or 42.0%, compared to March 31, 2022.
•Total real estate loans were $4.92 billion at March 31, 2023, an increase of $194.7 million, or 4.1%, from the linked quarter, with residential real estate loan growth contributing $111.0 million of the total real estate loan growth.
•Mortgage warehouse lines of credit totaled $337.5 million at March 31, 2023, an increase of $52.7 million, or 18.5%, compared to the linked quarter.
•All loan categories experienced increases in loan balances during the current quarter compared to the linked quarter with the exception of consumer loans.
Securities
•Total securities at March 31, 2023, were $1.61 billion, a decrease of $50.2 million, or 3.0%, compared to the linked quarter and a decrease of $308.6 million, or 16.1%, compared to March 31, 2022.
•The decrease was due to sales, maturities, scheduled principal payments, and calls. Securities of $38.7 million primarily municipal securities, were sold during the current quarter and the Company realized a net gain of $144,000 on the sale.
•Accumulated other comprehensive loss, net of taxes, primarily associated with the AFS portfolio, was $138.5 million at March 31, 2023, an improvement of $21.4 million during the current quarter.
•The weighted average effective duration for the total securities portfolio was 4.17 years as of March 31, 2023, compared to 4.24 years as of December 31, 2022.

Deposits
•Total deposits at March 31, 2023, were $8.17 billion, an increase of $398.6 million, or 5.1%, compared to the linked quarter, and represented an increase of $1.41 billion, or 20.8%, from March 31, 2022.
•The increase in the current quarter compared to the linked quarter was primarily due to increases of $283.8 million and $228.4 million in brokered deposits and money market deposits, respectively, which was partially offset by a $234.7 million decrease in noninterest-bearing deposits. During the month of February 2023, we added $275.0 million of brokered deposits as a less expensive alternative to FHLB advances.
•For the quarter ended March 31, 2023, average noninterest-bearing deposits as a percentage of total average deposits were 29.8%, compared to 33.6% and 33.0% for the quarter ended December 31, 2022, and March 31, 2022, respectively.
•Uninsured/uncollateralized deposits totaled $3.09 billion at March 31, 2023, compared to $3.43 billion at December 31, 2022, representing 37.8% and 44.1% of total deposits at March 31, 2023 and December 31, 2022, respectively.
Borrowings
•FHLB advances and other borrowings at March 31, 2023, were $875.5 million, an increase of $236.3 million, or 37.0%, compared to the linked quarter and represented an increase of $569.9 million, or 186.5%, from March 31, 2022. The increase was due to a strategic decision in early March 2023 to borrow $700.0 million and hold excess cash for contingency liquidity.
•Average FHLB advances were $432.2 million for the quarter ended March 31, 2023, a decrease of $79.7 million from $511.9 million for the quarter ended December 31, 2022 and an increase of $255.0 million from March 31, 2022.
Stockholders’ Equity
•Stockholders’ equity was $992.6 million at March 31, 2023, an increase of $42.6 million, or 4.5%, compared to $949.9 million at December 31, 2022, and an increase of $315.7 million, or 46.6%, compared to $676.9 million, at March 31, 2022.
•The increase in stockholders’ equity from the linked quarter is primarily due to net income of $24.3 million and a decrease in accumulated other comprehensive loss, net of tax, of $21.4 million during the current quarter.
•The increase from March 31, 2022, is primarily associated with the BTH merger, which drove a $306.3 million increase in stockholders' equity and net income retained during the intervening period. The increase was partially offset by other comprehensive loss, net of tax and dividends declared during the year.
Conference Call
Origin will hold a conference call to discuss its first quarter 2023 results on Thursday, April 27, 2023, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International); +1 (800) 528-1066 (U.S. Toll Free), enter Conference ID: 15370 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ123.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates 60 banking centers located in Dallas/Fort Worth, East Texas, Houston, North Louisiana and Mississippi. For more information, visit www.origin.bank.

Non-GAAP Financial Measures
Origin reports its results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: adjusted net income, adjusted PTPP earnings, adjusted diluted EPS, NIM-FTE, adjusted, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, tangible book value per common share, adjusted tangible book value per common share, tangible common equity to tangible assets, ROATCE and adjusted ROATCE and adjusted efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto, the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing, deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; Origin’s ability to anticipate interest rate changes and manage interest rate risk, (including the impact of higher interest rates on macroeconomic conditions, competition, and the cost of doing business); the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; the impact of labor pressures; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, or uncertainties surrounding the debt ceiling and the federal budget; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the transition away from the London Interbank Offered Rate and the impact of any replacement alternatives such as the Secured Overnight Financing Rate on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities (including the impacts related to or resulting from Russia's military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments), regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled

“Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$77,147	$84,749	$78,523	$59,504	$52,502
Provision for credit losses	6,197	4,624	16,942	3,452	(327)
Noninterest income	16,384	13,429	13,723	14,216	15,906
Noninterest expense	56,760	57,254	56,241	44,150	42,774
Income before income tax expense	30,574	36,300	19,063	26,118	25,961
Income tax expense	6,272	6,822	2,820	4,807	5,278
Net income	$24,302	$29,478	$16,243	$21,311	$20,683
Adjusted net income(1)	$24,188	$30,409	$31,087	$21,949	$21,134
Adjusted PTPP earnings ("Adjusted PTPP")(1)	36,627	42,103	39,905	30,377	26,205
Basic earnings per common share	0.79	0.96	0.57	0.90	0.87
Diluted earnings per common share	0.79	0.95	0.57	0.90	0.87
Adjusted diluted earnings per common share(1)	0.78	0.99	1.09	0.92	0.89
Dividends declared per common share	0.15	0.15	0.15	0.15	0.13
Weighted average common shares outstanding - basic	30,742,902	30,674,389	28,298,984	23,740,611	23,700,550
Weighted average common shares outstanding - diluted	30,882,156	30,867,511	28,481,619	23,788,164	23,770,791

Balance sheet data
Total LHFI	$7,375,823	$7,090,022	$6,882,681	$5,528,093	$5,194,406
Total assets	10,358,516	9,686,067	9,462,639	8,111,524	8,112,295
Total deposits	8,174,310	7,775,702	7,777,327	6,303,158	6,767,179
Total stockholders’ equity	992,587	949,943	907,024	646,373	676,865

Performance metrics and capital ratios
Yield on LHFI	6.03%	5.63%	4.94%	4.26%	4.08%
Yield on interest-earnings assets	5.31	4.96	4.23	3.53	3.13
Cost of interest-bearing deposits	2.49	1.54	0.64	0.29	0.26
Cost of total deposits	1.75	1.02	0.41	0.19	0.17
NIM - fully tax equivalent ("FTE")	3.44	3.81	3.68	3.23	2.86
NIM - FTE, adjusted(2)	3.36	3.73	3.61	3.20	2.76
Return on average assets (annualized) ("ROAA")	1.01	1.23	0.70	1.08	1.04
Adjusted ROAA (annualized)(1)	1.00	1.27	1.34	1.11	1.07
Adjusted PTPP ROAA (annualized)(1)	1.52	1.75	1.72	1.53	1.32
Return on average stockholders’ equity (annualized) ("ROAE")	10.10	12.80	6.86	12.81	11.61
Adjusted ROAE (annualized)(1)	10.05	13.20	13.14	13.19	11.86
Adjusted PTPP ROAE (annualized)(1)	15.22	18.28	16.86	18.26	14.71
Book value per common share(3)	$32.25	$30.90	$29.58	$27.15	$28.50
Tangible book value per common share (1)(3)	26.53	25.09	23.41	25.05	26.37
Adjusted tangible book value per common share(1)	31.03	30.29	29.13	29.92	29.15
Return on average tangible common equity ("ROATCE")(1)	12.34%	16.00%	8.03%	13.86%	12.49%
Adjusted return on average tangible common equity ("adjusted ROATCE")(1)	12.29	16.50	15.38	14.27	12.77
Efficiency ratio(4)	60.69	58.32	60.97	59.89	62.53
Adjusted efficiency ratio(1)	58.64	53.06	52.16	54.10	58.93

Origin Bancorp, Inc.
Selected Quarterly Financial Data- Continued

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(Dollars in thousands, except per share amounts, unaudited)
Common equity tier 1 to risk-weighted assets(5)	11.08%	10.93%	10.51%	10.81%	11.20%
Tier 1 capital to risk-weighted assets(5)	11.27	11.12	10.70	10.95	11.35
Total capital to risk-weighted assets(5)	14.30	14.23	13.79	14.09	14.64
Tier 1 leverage ratio(5)	9.79	9.66	9.63	9.09	8.84
__________________________

(1)Adjusted net income, adjusted PTPP earnings, adjusted diluted earnings per common share, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, tangible book value per common share, adjusted tangible book value per common share, ROATCE, adjusted ROATCE and adjusted efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)NIM - FTE, adjusted, is a non-GAAP financial measure and is calculated for the quarters ended March 31, 2023, December 31, 2022, and September 30, 2022, by removing the net purchase accounting accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)An increase in accumulated other comprehensive loss negatively impacted total stockholders' equity, tangible common equity, book value and tangible book value per common share primarily due to the movement of the short end of the yield curve that occurred during the first three quarters of 2022 and its impact on our investment portfolio.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(5)March 31, 2023, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$106,496	$99,178	$79,803	$55,986	$51,183
Investment securities-taxable	8,161	7,765	7,801	7,116	5,113
Investment securities-nontaxable	1,410	2,128	2,151	1,493	1,400
Interest and dividend income on assets held in other financial institutions	4,074	2,225	1,482	1,193	587
Total interest and dividend income	120,141	111,296	91,237	65,788	58,283
Interest expense
Interest-bearing deposits	34,557	19,820	7,734	3,069	2,886
FHLB advances and other borrowings	5,880	4,208	2,717	1,392	1,094
Subordinated indebtedness	2,557	2,519	2,263	1,823	1,801
Total interest expense	42,994	26,547	12,714	6,284	5,781
Net interest income	77,147	84,749	78,523	59,504	52,502
Provision for credit losses	6,197	4,624	16,942	3,452	(327)
Net interest income after provision for credit losses	70,950	80,125	61,581	56,052	52,829
Noninterest income
Insurance commission and fee income	7,011	5,054	5,666	5,693	6,456
Service charges and fees	4,571	4,663	4,734	4,274	3,998
Mortgage banking revenue (loss)	1,781	1,201	(929)	2,354	4,096
Other fee income	942	1,132	1,162	638	598
Swap fee income	384	292	25	1	139
Gain on sales of securities, net	144	—	1,664	—	—
Limited partnership investment income (loss)	66	(230)	112	282	(363)
Gain (loss) on sales and disposals of other assets, net	63	34	70	(279)	—
Other income	1,422	1,283	1,219	1,253	982
Total noninterest income	16,384	13,429	13,723	14,216	15,906
Noninterest expense
Salaries and employee benefits	33,731	33,339	31,834	27,310	26,488
Occupancy and equipment, net	6,503	5,863	5,399	4,514	4,427
Data processing	2,916	2,868	2,689	2,413	2,486
Intangible asset amortization	2,553	2,554	1,872	525	537
Office and operations	2,303	2,277	2,121	2,162	1,560
Professional services	1,525	1,145	1,188	420	1,060
Loan-related expenses	1,465	1,676	1,599	1,517	1,305
Advertising and marketing	1,456	1,505	1,196	859	871
Electronic banking	1,009	1,058	1,087	896	917
Franchise tax expense	975	1,017	957	838	770
Regulatory assessments	951	1,242	877	802	626
Communications	384	434	279	252	281
Merger-related expense	—	1,179	3,614	807	571
Other expenses	989	1,097	1,529	835	875
Total noninterest expense	56,760	57,254	56,241	44,150	42,774
Income before income tax expense	30,574	36,300	19,063	26,118	25,961
Income tax expense	6,272	6,822	2,820	4,807	5,278
Net income	$24,302	$29,478	$16,243	$21,311	$20,683
Basic earnings per common share	$0.79	$0.96	$0.57	$0.90	$0.87
Diluted earnings per common share	0.79	0.95	0.57	0.90	0.87

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Assets	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$117,309	$150,180	$118,505	$123,499	$129,825
Interest-bearing deposits in banks	707,802	208,792	181,965	200,421	454,619
Total cash and cash equivalents	825,111	358,972	300,470	323,920	584,444
Securities:
AFS	1,591,334	1,641,484	1,672,170	1,804,370	1,905,687
Held to maturity, net of allowance for credit losses	11,191	11,275	11,285	4,288	4,831
Securities carried at fair value through income	6,413	6,368	6,347	6,630	7,058
Total securities	1,608,938	1,659,127	1,689,802	1,815,288	1,917,576
Non-marketable equity securities held in other financial institutions	77,036	67,378	53,899	76,822	45,242
Loans held for sale	29,143	49,957	59,714	62,493	80,295
Loans	7,375,823	7,090,022	6,882,681	5,528,093	5,194,406
Less: ALCL	92,008	87,161	83,359	63,123	62,173
Loans, net of ALCL	7,283,815	7,002,861	6,799,322	5,464,970	5,132,233
Premises and equipment, net	104,047	100,201	99,291	81,950	80,421
Mortgage servicing rights	18,261	20,824	21,654	22,127	21,187
Cash surrender value of bank-owned life insurance	39,253	39,040	38,885	38,742	38,547
Goodwill	128,679	128,679	136,793	34,153	34,153
Other intangible assets, net	47,277	49,829	52,384	15,900	16,425
Accrued interest receivable and other assets	196,956	209,199	210,425	175,159	161,772
Total assets	$10,358,516	$9,686,067	$9,462,639	$8,111,524	$8,112,295
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,247,782	$2,482,475	$2,667,489	$2,214,919	$2,295,682
Interest-bearing deposits	4,779,023	4,505,940	4,361,423	3,598,417	3,947,714
Time deposits	1,147,505	787,287	748,415	489,822	523,783
Total deposits	8,174,310	7,775,702	7,777,327	6,303,158	6,767,179
FHLB advances and other borrowings	875,502	639,230	450,456	894,581	305,560
Subordinated indebtedness	201,845	201,765	201,687	157,540	157,478
Accrued expenses and other liabilities	114,272	119,427	126,145	109,872	205,213
Total liabilities	9,365,929	8,736,124	8,555,615	7,465,151	7,435,430
Stockholders’ equity:
Common stock	153,904	153,733	153,309	119,038	118,744
Additional paid-in capital	522,124	520,669	518,376	244,368	242,789
Retained earnings	455,040	435,416	410,572	398,946	381,222
Accumulated other comprehensive (loss)	(138,481)	(159,875)	(175,233)	(115,979)	(65,890)
Total stockholders’ equity	992,587	949,943	907,024	646,373	676,865
Total liabilities and stockholders’ equity	$10,358,516	$9,686,067	$9,462,639	$8,111,524	$8,112,295

Origin Bancorp, Inc.
Loan Data

	At and For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

LHFI	(Dollars in thousands, unaudited)
Commercial real estate	$2,385,400	$2,304,678	$2,174,347	$1,909,054	$1,801,382
Construction/land/land development	948,626	945,625	853,311	635,556	593,350
Residential real estate	1,588,491	1,477,538	1,399,182	1,005,623	922,054
Total real estate loans	4,922,517	4,727,841	4,426,840	3,550,233	3,316,786
Commercial and industrial	2,091,093	2,051,161	1,967,037	1,430,239	1,358,597
Mortgage warehouse lines of credit	337,529	284,867	460,573	531,888	503,249
Consumer	24,684	26,153	28,231	15,733	15,774
Total LHFI	7,375,823	7,090,022	6,882,681	5,528,093	5,194,406
Less: allowance for loan credit losses ("ALCL")	92,008	87,161	83,359	63,123	62,173
LHFI, net	$7,283,815	$7,002,861	$6,799,322	$5,464,970	$5,132,233

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$3,100	$526	$431	$224	$233
Construction/land/land development	226	270	366	373	256
Residential real estate	8,969	7,712	7,641	7,478	11,609
Commercial and industrial	4,730	1,383	5,134	5,930	8,987
Mortgage warehouse lines of credit	—	—	385	—	—
Consumer	53	49	74	80	96
Total nonperforming LHFI	17,078	9,940	14,031	14,085	21,181
Nonperforming loans held for sale	4,646	3,933	2,698	2,461	2,698
Total nonperforming loans	21,724	13,873	16,729	16,546	23,879
Repossessed assets	806	806	1,781	2,009	1,703
Total nonperforming assets	$22,530	$14,679	$18,510	$18,555	$25,582
Classified assets	$86,975	$75,009	$71,562	$54,124	$72,082
Past due LHFI(1)	11,498	10,932	10,866	7,186	21,753

Allowance for loan credit losses
Balance at beginning of period	$87,161	$83,359	$63,123	$62,173	$64,586
Provision for loan credit losses	6,158	3,982	15,787	2,503	(659)
ALCL - BTH merger	—	—	5,527	—	—
Loans charged off	2,293	2,537	1,628	2,192	2,402
Loan recoveries	982	2,357	550	639	648
Net charge-offs	1,311	180	1,078	1,553	1,754
Balance at end of period	$92,008	$87,161	$83,359	$63,123	$62,173

Origin Bancorp, Inc.
Loan Data - Continued

	At and For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Credit quality ratios	(Dollars in thousands, unaudited)
Total nonperforming assets to total assets	0.22%	0.15%	0.20%	0.23%	0.32%
Total nonperforming loans to total loans	0.29	0.19	0.24	0.30	0.45
Nonperforming LHFI to LHFI	0.23	0.14	0.20	0.25	0.41
Past due LHFI to LHFI	0.16	0.15	0.16	0.13	0.42
ALCL to nonperforming LHFI	538.75	876.87	594.11	448.16	293.53
ALCL to total LHFI	1.25	1.23	1.21	1.14	1.20
ALCL to total LHFI, adjusted(2)	1.30	1.28	1.29	1.25	1.33
Net charge-offs to total average LHFI (annualized)	0.07	0.01	0.07	0.12	0.14
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The ALCL to total LHFI, adjusted is calculated at March 31, 2023, December 31, 2022, and September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL and PPP loans are fully guaranteed by the SBA.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$2,342,545	5.37%	$2,205,219	5.07%	$1,718,259	4.02%
Construction/land/land development	974,914	6.48	916,697	6.01	565,347	4.21
Residential real estate	1,519,325	4.85	1,442,281	4.57	907,320	3.98
Commercial and industrial ("C&I")	2,070,356	7.42	2,053,473	6.74	1,425,236	4.26
Mortgage warehouse lines of credit	213,201	5.72	322,658	5.75	423,795	3.73
Consumer	26,017	8.10	26,924	8.18	16,462	5.78
LHFI	7,146,358	6.03	6,967,252	5.63	5,056,419	4.08
Loans held for sale	26,140	4.34	28,842	5.39	32,710	3.27
Loans receivable	7,172,498	6.02	6,996,094	5.62	5,089,129	4.08
Investment securities-taxable	1,395,857	2.37	1,421,839	2.17	1,408,109	1.47
Investment securities-nontaxable	238,145	2.40	253,073	3.34	253,875	2.24
Non-marketable equity securities held in other financial institutions	71,089	3.72	63,321	3.68	45,205	1.93
Interest-bearing balances due from banks	300,795	4.61	175,138	3.71	746,057	0.20
Total interest-earning assets	9,178,384	5.31	8,909,465	4.96	7,542,375	3.13
Noninterest-earning assets(1)	605,218		621,078		502,871
Total assets	$9,783,602		$9,530,543		$8,045,246

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$4,648,397	2.47%	$4,362,915	1.59%	$3,975,395	0.22%
Time deposits	976,905	2.58	753,526	1.22	535,044	0.54
Total interest-bearing deposits	5,625,302	2.49	5,116,441	1.54	4,510,439	0.26
FHLB advances and other borrowings	457,478	5.21	552,903	3.02	265,472	1.67
Subordinated indebtedness	201,809	5.14	201,731	4.95	157,455	4.64
Total interest-bearing liabilities	6,284,589	2.77	5,871,075	1.79	4,933,366	0.48
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,392,176		2,593,321		2,218,092
Other liabilities(1)	130,793		152,297		171,284
Total liabilities	8,807,558		8,616,693		7,322,742
Stockholders’ Equity	976,044		913,850		722,504
Total liabilities and stockholders’ equity	$9,783,602		$9,530,543		$8,045,246
Net interest spread		2.54%		3.17%		2.65%
NIM		3.41		3.77		2.82
NIM - (FTE)(2)		3.44		3.81		2.86
NIM - FTE, adjusted(3)		3.36		3.73		2.76
____________________________
(1)Includes Government National Mortgage Association (“GNMA”) repurchase average balances of $4.4 million, $25.9 million, and $43.8 million for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings. During the quarter ended December 31, 2022, the Company entered into a contract to transfer the servicing of these GNMA loans to a third party which closed during the quarter ended March 31, 2023.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)NIM - FTE, adjusted, is calculated for the quarters ended March 31, 2023, and December 31, 2022, by removing the net purchase accounting accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of adjusted net income:
Net interest income after provision for credit losses	$70,950	$80,125	$61,581	$56,052	$52,829
Add: CECL provision for non-PCD loans	—	—	14,890	—	—
Adjusted net interest income after provision for credit losses	70,950	80,125	76,471	56,052	52,829

Total noninterest income	$16,384	$13,429	$13,723	$14,216	$15,906
Less: GNMA MSR impairment	—	—	(1,950)	—	—
Less: gain on sales of securities, net	144	—	1,664	—	—
Adjusted total noninterest income	16,240	13,429	14,009	14,216	15,906

Total noninterest expense	$56,760	$57,254	$56,241	$44,150	$42,774
Less: merger-related expenses	—	1,179	3,614	807	571
Adjusted total noninterest expense	56,760	56,075	52,627	43,343	42,203

Income tax expense	$6,272	$6,822	$2,820	$4,807	$5,278
Add: income tax expense on adjustment items	(30)	248	3,946	169	120
Adjusted income tax expense	6,242	7,070	6,766	4,976	5,398

Net income	$24,302	$29,478	$16,243	$21,311	$20,683
Adjusted net income	$24,188	$30,409	$31,087	$21,949	$21,134

Calculation of adjusted PTPP earnings:
Provision for credit losses	$6,197	$4,624	$16,942	$3,452	$(327)
Less: CECL provision for non-PCD loans	—	—	14,890	—	—
Adjusted provision for credit losses	$6,197	$4,624	$2,052	$3,452	$(327)

Adjusted net income	$24,188	$30,409	$31,087	$21,949	$21,134
Plus: adjusted provision for credit losses	6,197	4,624	2,052	3,452	(327)
Plus: adjusted income tax expense	6,242	7,070	6,766	4,976	5,398
Adjusted PTPP Earnings	$36,627	$42,103	$39,905	$30,377	$26,205

Calculation of adjusted dilutive EPS:
Numerator:
Adjusted net income	$24,188	$30,409	$31,087	$21,949	$21,134
Denominator:
Weighted average diluted common shares outstanding	30,882,156	30,867,511	28,481,619	23,788,164	23,770,791

Diluted earnings per share	$0.79	$0.95	$0.57	$0.90	$0.87
Adjusted diluted earnings per share	0.78	0.99	1.09	0.92	0.89

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued

	At and For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of adjusted ROAA and adjusted ROAE:
Adjusted net income	$24,188	$30,409	$31,087	$21,949	$21,134
Divided by number of days in the quarter	90	92	92	91	90
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	$98,096	$120,644	$123,334	$88,037	$85,710
Divided by total average assets	9,783,602	9,530,543	9,202,421	7,944,720	8,045,246
ROAA (annualized)	1.01%	1.23%	0.70%	1.08%	1.04%
Adjusted ROAA (annualized)	1.00	1.27	1.34	1.11	1.07

Divided by total average stockholders' equity	$976,044	$913,850	$938,752	$667,323	$722,504
ROAE (annualized)	10.10%	12.80%	6.86%	12.81%	11.61%
Adjusted ROAE (annualized)	10.05	13.20	13.14	13.19	11.86

Calculation of adjusted PTPP ROAA and adjusted PTPP ROAE:
Adjusted PTPP earnings	$36,627	$42,103	$39,905	$30,377	$26,205
Divided by number of days in the quarter	90	92	92	91	90
Multiplied by the number of days in the year	365	365	365	365	365
Adjusted PTPP earnings, annualized	$148,543	$167,039	$158,319	$121,842	$106,276

Divided by total average assets	$9,783,602	$9,530,543	$9,202,421	$7,944,720	$8,045,246
Adjusted PTPP ROAA(annualized)	1.52%	1.75%	1.72%	1.53%	1.32%

Divided by total average stockholders' equity	$976,044	$913,850	$938,752	$667,323	$722,504
Adjusted PTPP ROAE (annualized)	15.22%	18.28%	16.86%	18.26%	14.71%

Calculation of tangible common equity to tangible common assets, book value per common share and adjusted tangible book value per common share:
Total assets	$10,358,516	$9,686,067	$9,462,639	$8,111,524	$8,112,295
Less: goodwill	128,679	128,679	136,793	34,153	34,153
Less: other intangible assets, net	47,277	49,829	52,384	15,900	16,425
Tangible assets	10,182,560	9,507,559	9,273,462	8,061,471	8,061,717

Total common stockholders’ equity	$992,587	$949,943	$907,024	$646,373	$676,865
Less: goodwill	128,679	128,679	136,793	34,153	34,153
Less: other intangible assets, net	47,277	49,829	52,384	15,900	16,425
Tangible common equity	816,631	771,435	717,847	596,320	626,287
Less: accumulated other comprehensive (loss) income	(138,481)	(159,875)	(175,233)	(115,979)	(65,890)
Adjusted tangible common equity	955,112	931,310	893,080	712,299	692,177
Divided by common shares outstanding at the end of the period	30,780,853	30,746,600	30,661,734	23,807,677	23,748,748
Book value per common share	$32.25	$30.90	$29.58	$27.15	$28.50
Tangible book value per common share	26.53	25.09	23.41	25.05	26.37
Adjusted tangible book value per common share	31.03	30.29	29.13	29.92	29.15
Tangible common equity to tangible assets	8.02%	8.11%	7.74%	7.40%	7.77%

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued

	At and For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of ROATCE and adjusted ROATCE:
Net income	$24,302	$29,478	$16,243	$21,311	$20,683
Divided by number of days in the quarter	90	92	92	91	90
Multiplied by number of days in the year	365	365	365	365	365
Annualized net income	$98,558	$116,951	$64,442	$85,478	$83,881

Adjusted net income	$24,188	$30,409	$31,087	$21,949	$21,134
Divided by number of days in the quarter	90	92	92	91	90
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	$98,096	$120,644	$123,334	$88,037	$85,710

Total average common stockholders’ equity	$976,044	$913,850	$938,752	$667,323	$722,504
Less: average goodwill	128,679	131,302	95,696	34,153	34,366
Less: average other intangible assets, net	48,950	51,495	40,918	16,242	16,775
Average tangible common equity	798,415	731,053	802,138	616,928	671,363

ROATCE	12.34%	16.00%	8.03%	13.86%	12.49%
Adjusted ROATCE	12.29	16.50	15.38	14.27	12.77

Calculation of adjusted efficiency ratio:
Total noninterest expense	$56,760	$57,254	$56,241	$44,150	$42,774
Less: insurance and mortgage noninterest expense	8,033	8,031	8,479	8,397	8,626
Less: merger-related expenses	—	1,179	3,614	807	571
Adjusted total noninterest expense	48,727	48,044	44,148	34,946	33,577

Net interest income	$77,147	$84,749	$78,523	$59,504	$52,502
Less: insurance and mortgage net interest income	1,493	1,376	1,208	1,082	875
Add: Total noninterest income	16,384	13,429	13,723	14,216	15,906
Less: insurance and mortgage noninterest income	8,792	6,255	4,737	8,047	10,552
Less: gain on sale of securities, net	144	—	1,664	—	—
Adjusted total revenue	83,102	90,547	84,637	64,591	56,981

Efficiency ratio	60.69%	58.32%	60.97%	59.89%	62.53%
Adjusted efficiency ratio	58.64	53.06	52.16	54.10	58.93